Exhibit 99.2

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IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

ZIYANG ZHANG, on behalf of himself and all others similarly situated,

Plaintiff,

v.

INSTRUCTURE, INC., JOSH COATES, DAN GOLDSMITH, STEVEN A. COLLINS, WILLIAM M. CONROY, ELLEN LEVY, KEVIN THOMPSON, and LLOYD G. WATERHOUSE,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. ____________ CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES AND VIOLATIONS OF SECTIONS 14(a) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMAND

Plaintiff Ziyang Zhang (“Plaintiff”), by his attorneys, on behalf of himself and those similarly situated, files this action against the defendants and alleges upon information and belief, except for those allegations that pertain to him, which are alleged upon personal knowledge, as follows:

SUMMARY OF THE ACTION

1. Plaintiff brings this stockholder class action on behalf of himself and all other public stockholders of Instructure, Inc. (“Instructure” or the “Company”) against Instructure and Instructure’s Board of Directors (the “Board” or the “Individual Defendants”) (collectively referred to as “Defendants”), for violations of Sections 14(a) and 20(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”), and for breaches of fiduciary duty as a result of the Defendants’ efforts to sell the Company to PIV Purchaser, LLC, a Delaware limited liability company (“Parent”), and PIV Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub,” and with Parent, “Thoma Bravo”) as a result of an unfair process for an unfair price. Plaintiff challenges and seeks to enjoin an upcoming stockholder vote

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on a proposed transaction by which Thoma Bravo will acquire each issued and outstanding share of Instructure for an inadequate and insufficient price (the “Proposed Transaction” or “Merger”). Both companies’ boards of directors have approved the deal.

2. Pursuant to the terms of the definitive Agreement and Plan of Merger entered into by and among Instructure and Thoma Bravo on December 4, 2019 (the “Merger Agreement”), Thoma Bravo will acquire all of the outstanding shares of Instructure common stock, in compensation for which, Instructure stockholders will be entitled to receive only $47.60 in cash for every Instructure share they own.

3. Thereafter on December 23, 2019, Instructure filed a Preliminary Proxy Statement on Schedule 14A (the “Preliminary Proxy”) with the United States Securities and Exchange Commission (the “SEC”) in support of the Proposed Transaction, followed by the January 2, 2020 filing of the Definitive Proxy Statement and January 7, 2020 filing of the Revised Definitive Proxy Statement on Schedule 14A (the “Revised Definitive Proxy,” and with the Definitive Proxy Statement and the Preliminary Proxy, the “Proxy”). Notably, the Proxy is wholly insufficient and provides either materially misleading and or insufficient information for Instructure stockholders to properly analyze whether to vote in favor of the Proposed Transaction, and is therefore a continuation of the Board’s breaches of fiduciary duty.

4. The Proposed Transaction is unfair and undervalued for a number of reasons. Significantly, the Proxy describes an insufficient sales process in which the Board only paid lip service to its fiduciary duties. In fact, only 20 days passed (over the Thanksgiving holiday) between the Company announcing a strategic review and reaching a deal with Thoma Bravo.

5. According to an article on Bloomberg.com on January 9, 2020, “Instructure Deal Faces Revolt From Third of Investors,” “at least four stockholders — Praesidium Investment

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Management, Rivulet Capital, Lateef Investment Management and Oberndorf Enterprises — have written letters to the board expressing concerns about the sales process and possible conflicts of interest in the deal. Several other investors expressed their dissatisfaction with the deal to Bloomberg on the condition of remaining anonymous because their corporate policies prevent them from discussing their views with the media.”

6. The Bloomberg article further noted, “Investors representing a third of the common shares in the education software company are likely to vote against the deal, according to public statements and interviews with Bloomberg News. That creates a substantial hurdle for Instructure to close the deal, which requires approval from a simple majority of shareholders in a vote scheduled on Feb. 13.”

7. In addition to Thoma Bravo’s interest in the Proposed Transaction, the deal may also be tainted by conflicts of interest of the directors and Company executives. Notably, certain of the Company’s directors and senior executive officers may have been motivated to enter into the Proposed Transaction in order to receive benefits not shared equally with Plaintiff and members of the Class (defined below). Under the terms of the Merger Agreement, all illiquid Company options and other incentive awards will vest no later than seven days before the effective date of the Proposed Transaction.

8. If the Proposed Transaction is approved, the Individual Defendants will have breached their fiduciary duties of loyalty and due care by, inter alia, agreeing to sell Instructure without first taking steps to ensure that Plaintiff and Class members (defined below), who are the minority stockholders of the Company, would obtain adequate and fair consideration under the circumstances.

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9. Finally, in violation of Sections 14(a) and 20(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and their fiduciary duties, Defendants caused to be filed the materially deficient Proxy with the SEC in an effort to solicit stockholders to vote their Instructure shares in favor of the Proposed Transaction. The Proxy is materially deficient and deprives Instructure stockholders of the information they need to make an intelligent, informed and rational decision of whether to vote their shares in favor of the Proposed Transaction. As detailed below, the Proxy omits and/or misrepresents material information concerning, among other things: (a) the sales process leading up to the Proposed Transaction; (b) the Company’s financial projections; (c) Citizen’s financial projections; and (d) the data and inputs underlying the financial valuation analyses that purport to support the fairness opinions provided by the “Financial Advisor” to the Board, J.P. Morgan Securities, LLC (“J.P. Morgan”).

10. Absent judicial intervention, the Merger will be consummated, resulting in irreparable injury to Plaintiff and the Class. Accordingly, this action seeks to enjoin the Proposed Transaction and compel the Individual Defendants to properly exercise their fiduciary duties to Instructure’s stockholders, and to recover damages resulting from violations of federal securities laws by Defendants.

11. Plaintiff alleges that he, along with all other public stockholders of Instructure common stock, are entitled to enjoin the Proposed Transaction or, alternatively, to recover damages in the event that the Proposed Transaction is consummated.

THE PARTIES

12. Plaintiff Ziyang Zhang is and has been a stockholder of Instructure during all relevant times hereto.

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13. Defendant Instructure is a Delaware corporation that maintains its principal place of business at 6330 South 3000 East, Suite 700, Salt Lake City, UT 84121. Instructure provides applications for learning, assessment, and performance management through a software-as-a- service business model worldwide. It develops Canvas, a learning management platform for higher education; and Bridge, an employee development and engagement platform. The company’s applications enhance academic and corporate learning by providing a system of engagement for teachers and learners, enabling frequent and open interactions, a streamlined workflow, and the creation and sharing of content with anytime, anywhere access to information. Its platform also provides data analytics that enable real-time reaction to information and benchmarking in order to personalize curricula and goal setting; and enhance the efficacy of the learning, assessment, and performance management processes. The company was founded in 2008 and is headquartered in Salt Lake City, Utah. It trades on the Nasdaq under the symbol “INST.”

14. Defendant Josh Coates has served as a director of Instructure at all relevant times. In addition, in January 2019, Mills was appointed as the Executive Chairman. He has served as Chief Executive Officer since 2010.

15. Defendant Dan Goldsmith has served as a director of Instructure at all relevant times.

16. Defendant Steven A. Collins has served as a director of Instructure at all relevant times.

17. William M. Conroy has served as a director of Instructure at all relevant times.

18. Defendant Ellen Levy has served as a director of Instructure at all relevant times.

19. Defendant Kevin Thompson has served as a director of Instructure at all relevant times.

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20. Defendant Lloyd G. Waterhouse has served as a director of Instructure at all relevant times.

21. The Individual Defendants in paragraphs 12-19 are, and at all times relevant hereto have been, directors of Instructure.

22. The Individual Defendants owe fiduciary duties including good faith, loyalty, due care and candor to Instructure’s stockholders.

23. The Individual Defendants, by reason of their corporate directorships and/or executive positions, are fiduciaries to and for the Company’s stockholders, which fiduciary relationship required them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company’s stockholders.

24. Each Individual Defendant herein is sued individually, as a conspirator and aider and abettor, as well as in their capacity as an officer and/or director of the Company, and the liability of each arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

25. Non-Defendant Thoma Bravo is a Delaware limited liability company, is a leading private equity firm with a 40-year history, including over $30 billion in investor commitments, and a focus on investing in software and technology companies. We pioneered the buy-and-build investment strategy, and we first applied this strategy to the software and technology industries nearly 20 years ago. Since then, our firm has acquired more than 200 software and technology companies representing over $50 billion of value. Its executive office is located at 150 N. Riverside Plaza, Suite 2800, Chicago, IL 60606.

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26. Non-Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Thoma Bravo, formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

JURISDICTION AND VENUE

27. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(a) and 20(a) of the Exchange Act. This action is not a collusive one to confer jurisdiction on a court of the United States, which it would not otherwise have.

28. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

29. Venue is proper in this District pursuant to 28 U.S.C. § 1391 because Instructure is incorporated in this District, and each of the Individual Defendants, as Company officers or directors, has extensive contacts within this District.

CLASS ACTION ALLEGATIONS

30. Plaintiff brings this action pursuant to Federal Rule of Civil Procedure 23, individually and on behalf of the stockholders of Instructure common stock who are being and will be harmed by Defendants’ actions described herein (the “Class”). The Class specifically excludes Defendants herein, and any person, firm, trust, corporation or other entity related to, or affiliated with, any of the Defendants.

31. This action is properly maintainable as a class action because:

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a.

The Class is so numerous that joinder of all members is impracticable. Instructure’s stock is publicly traded on the NASDAQ and, as of October 30, 2019, there were more than 37 million such shares outstanding. The actual number of public stockholders of Instructure can be ascertained through discovery;

b.	There are questions of law and fact which are common to the Class, including inter alia, the following;

i.	Whether Defendants have violated the federal securities laws;

ii.	Whether Defendants made material misrepresentations and/or omitted material facts in the Proxy; and

iii.	Whether Plaintiff and the other members of the Class have and will continue to suffer irreparable injury if the Proposed Transaction is consummated;

c.	Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class;

d.	Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e.

The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class;

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f.

Plaintiff anticipates that there will be no difficulty in the management of this litigation and, thus, a class action is superior to other available methods for the fair and efficient adjudication of this controversy; and

g.

Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

32. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Instructure’s stockholders and owe the stockholders the duties of due care, loyalty, and good faith.

33. By virtue of their positions as directors and/or officers of Instructure, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause Instructure to engage in the practices complained of herein.

34. Each of the Individual Defendants are required to act with due care, loyalty, good faith and in the best interests of the Company’s stockholders. To diligently comply with these duties, directors of a corporation must:

a.	act with the requisite diligence and due care that is reasonable under the circumstances;

b.	act in the best interest of the Company’s stockholders;

c.	use reasonable means to obtain material information relating to a given action or decision;

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d.	refrain from acts involving conflicts of interest between the fulfillment of their roles in the Company and the fulfillment of any other roles or their personal affairs;

e.	avoid competing against the Company or exploiting any business opportunities of the Company for their own benefit, or the benefit of others; and

f.	disclose to the Company’s stockholders all information and documents relating to the Company’s affairs that they received by virtue of their positions in the Company.

35. In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of Instructure, are obligated to refrain from:

a.	participating in any transaction where the directors’ or officers’ loyalties are divided;

b.	participating in any transaction where the directors or officers are entitled to receive personal financial benefit not equally shared by the Company’s public stockholders; and/or

c.	unjustly enriching themselves at the expense or to the detriment of the stockholders.

36. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated, and are violating, the fiduciary duties they owe to Plaintiff and the other public stockholders of Instructure, including their duties of loyalty, good faith, and due care.

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37. As a result of the Individual Defendants’ divided loyalties, Plaintiff and Class members will not receive adequate, fair or maximum value for their Instructure common stock in the Proposed Transaction.

SUBSTANTIVE ALLEGATIONS

Instructure Background

38. Instructure provides applications for learning, assessment, and performance management through a software-as-a-service business model worldwide. It develops Canvas, a learning management platform for KÂ-12 and higher education; and Bridge, an employee development and engagement platform. The company’s applications enhance academic and corporate learning by providing a system of engagement for teachers and learners, enabling frequent and open interactions, a streamlined workflow, and the creation and sharing of content with anytime, anywhere access to information. Its platform also provides data analytics that enable real-time reaction to information and benchmarking in order to personalize curricula and goal setting; and enhance the efficacy of the learning, assessment, and performance management processes.

39. On November 14, 2019, the Company announced “that in response to interest received from multiple third parties, its board of directors, supported by management, has commenced a process to explore strategic alternatives in order to maximize shareholder value. These alternatives may include continuing as a standalone public company, going private, or being purchased by a strategic partner.”

40. This interest came on the heels of sustained growth exhibited by the Company. For example, the Company reported its Q3 2019 results on October 28, 2019. At that time, Defendant Goldsmith commented, “Q3 was a solid quarter for Instructure as we grew revenue while

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improving the bottom line,” said Dan Goldsmith, CEO of Instructure. “We delivered $68.3 million in revenue, representing 24% year-over-year growth, had GAAP net loss of $20.9 million and exceeded our previously issued guidance for non-GAAP net income by $2.9 million.”

41. These results are consistent with the Company’s 2Q 2019 results, about which Defendant Goldsmith commented, “Q2 was another solid quarter for Instructure as we delivered

$62.9 million in revenue,” “Our mission of helping people grow from the first day of school to the last day of work is resonating with our growing customer base of more than 30 million people.”

42. Despite this progress, the Proposed Transaction, and the valuation contained therein do not account for Instructure’s continuous financial success. If consummated, the Proposed Transaction would deprive Plaintiff and other members of the Class the true value of their investments.

The Flawed Sales Process

43. As detailed in the Proxy the process deployed by the Individual Defendants was flawed and inadequate, and was conducted in a haphazard manner to maximize self-interest of the Individual Defendants.

44. Of significant note was the fact that there existed no less than three different committees of the board that seemingly had overlapping authority to run the sales process itself. The Proxy makes reference to the “Advisory Committee”, the “Strategic Actions Committee”, and the “Transaction Committee”, but fails to adequately explain how these committees related to one another, which one was tasked with overseeing the sales process, and if any of these committees could affirmatively approve or veto any strategic alternative proposal during the sales process.

45. Notably, insider Defendants were present on every one of these committees. Specifically, each of these three committees had either Defendant Coates or Defendant Goldsmith 12

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as a member. Coates and Goldsmith, the former and current CEO of the Company, stand to make approximately $105 million and $50 million respectively on the Proposed Transaction.

46. The Proxy also makes reference to at least two different activist investors who may have pressured the Company and/or Board into a sale. Notably the Proxy specifically mentions both Praesidium Investment Management Co LLC (“Praesidium”) and Sachem Head Capital Management (“Sachem Head”) as potential activist investors pressuring the Company to sell. However the Proxy fails to provide sufficiently specific information on what affect, if any, such pressure had on the Board’s decision making during the sales-process, or if there was any affirmative contact between Praesidium and/or Sachem Head regarding the sales process.

47. In addition, the Proxy is also unclear as to the nature of any specific standstill restrictions arising out of the terms of any of the non-disclosure agreements entered into between Instructure on the one hand and various interested third parties, including Thoma Bravo, on the other, and if the terms of any included “don’t-ask, don’t-waive” provisions or standstill provisions in any such agreements, and if so, the specific conditions, if any, under which such provisions would fall away.

48. Moreover, the Proxy is also unclear as to any differences that may exist between the various non-disclosure agreements entered into between Instructure and any interested third parties.

49. It is not surprising, given this background to the overall sales process, that it was conducted in a completely inappropriate and misleading manner.

The Proposed Transaction

50. On October 1, 2019, Instructure announced the Proposed Transaction. The press release states in relevant part as follows:

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SALT LAKE CITY, Dec. 4, 2019 /PRNewswire/ — Instructure (NYSE: INST) today announced that it has agreed to be acquired by Thoma Bravo, LLC, a leading private equity investment firm, in an all-cash transaction that values Instructure at an aggregate equity value of approximately $2 billion. As part of the terms of the agreement, Instructure stockholders will receive $47.60 in cash per share. The price per share represents an 18% premium to the Company’s 3-month volume-weighted average price as of October 27, 2019, the day prior to the Company’s third quarter earnings call at which it announced a strategic review for its Bridge business.

“After a thorough review of strategic alternatives, the Instructure Board of Directors is pleased to reach this agreement,” said Josh Coates, Executive Chairman of the Board at Instructure.

The Instructure management team, led by CEO Dan Goldsmith, will continue to lead the Company in their current roles. Thoma Bravo will support Instructure as it increases investment in education technology innovation and expands internationally.

“Instructure believes the opportunity to become a private Company will provide additional flexibility and position us to invest more strategically to drive innovation for our customers,” said Goldsmith. “We look forward to working closely with all parties to complete this transaction and enter into our next chapter of growth and industry leadership.”

“Instructure’s Canvas product is the gold standard for learning management systems in the global education market,” said Holden Spaht, a Managing Partner at Thoma Bravo. “We are excited to partner with Dan and the senior management team to support continued investment and innovation in the Company’s market leading products and world class customer support.”

Brian Jaffee, a Principal at Thoma Bravo added, “We’ve followed the impressive Instructure growth story for many years and believe Canvas is a highly unique vertical market SaaS leader with exciting scale and future growth potential. We look forward to building on the strong momentum in the business and accelerating growth and product investment both organically and through M&A.”

The members of Instructure’s Board of Directors have unanimously approved the transaction and recommended that its stockholders approve the merger. A special meeting of Instructure’s stockholders will be held as soon as practicable following the filing of a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and subsequent mailing to its stockholders. Instructure’s headquarters will remain in Salt Lake City, Utah, with regional offices across the United States and abroad. Closing of the transaction is subject to approval by Instructure stockholders and certain regulatory and antitrust authorities and the satisfaction of customary closing conditions. The transaction is expected to close

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in the first quarter of 2020 and is not subject to a financing condition. Upon completion of the acquisition, Instructure will become wholly-owned by Thoma Bravo.

The agreement includes a 35-day “go-shop” period expiring on January 8, 2020, which permits Instructure’s Board of Directors and advisors to solicit alternative acquisition proposals from third parties. Instructure will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and Instructure does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or is otherwise required.

J.P. Morgan Securities LLC is serving as the exclusive financial advisor to Instructure and Cooley LLP is serving as its legal advisor. Kirkland & Ellis is serving as legal advisor to Thoma Bravo.

The Inadequate Merger Consideration

51. The Company’s strong financial performance and potential for continued growth establish the inadequacy of the merger consideration.

52. Pursuant to the terms of the Merger Agreement, the Proposed Transaction values shares of Instructure at $47.60 per share. Significantly, the stock was trading over $53 a share in November 2019 and at least one analyst following the Company has set a price target of $56.00 (with the 12-month average target at $48.29, also above the deal price).

53. Moreover, the deal price is approximately 10% lower than the stock closed at the day before the announcement of the deal.

54. Notably, on December 12, 2019, Praesidium Investment Management Company, LLC (Praesidium”), which owns approximately 7.5% of the Company’s outstanding shares, wrote to the Board expressing its displeasure with the Proposed Transaction.

55. The Praesidium letter argues, as follows:

To the Board of Directors of Instructure:

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Praesidium Investment Management Company, LLC (“Praesidium,” “the firm” or “we”), on behalf of its clients, owns approximately 2.9 million shares of Instructure, Inc. (the “Company” or “Instructure”), representing approximately 7.5% of the Company’s outstanding shares.

As a significant shareholder of the Company, we are writing this letter to express our serious concerns with the proposed sale of Instructure to affiliates of a fund managed by Thoma Bravo, LLC (“Thoma Bravo”) for $47.60 per share in cash pursuant to an Agreement and Plan of Merger that was approved by you, the members of the Instructure Board of Directors (the “Board”), which we believe significantly undervalues the Company. Not only does the proposed offer represent a more than 10% discount to Instructure’s closing share price of $52.96 on December 3, 2019, the day before the deal was announced, but we have many reasons to believe the Board did not undertake a full and fair sales process to ensure that shareholders receive maximum value for their investment. We believe the process was rushed, lacks transparency and is potentially riddled with conflicts of interest, among other concerns.

We take our fiduciary duty to our clients extremely seriously and we are expressing our concerns to you (and publicly) in hope of illuminating and ultimately rectifying what we believe is a possible injustice to them and other shareholders.

As you are aware, Praesidium has been an investor in Instructure and has been constructively engaged with the Company and the Board for almost a year. Prior to and during this period, the Praesidium team spent countless hours analyzing Instructure’s financials, its competitive positioning and the broader education market. Our original and ongoing work has led us to believe, and we continue to believe, that the Company’s education business is a unique and valuable asset. Canvas’ technology is best-in-class resulting in high competitive win rates and near- perfect customer retention. This has allowed Canvas to garner close to 38% share in the US higher education market. The continued runway in the US and abroad should allow Canvas to grow in the mid-teens for the next few years. In addition, Canvas’ positioning as a trusted partner presents a tremendous opportunity to create an unrivalled education platform with the opportunity to expand into adjacent areas organically and roll-up smaller companies in what is a currently fragmented market. As we have presented to you in the past, this dominant position in a single vertical should allow for the business to be run very profitably and generate significant free cash flow. Based on our detailed analysis of vertical software companies, which we shared with you, we believe that Canvas should be able to generate EBITDA margins of over 40%. However, the profit potential of the highly valuable Canvas business is being completely obscured by massive losses being incurred by Bridge. We estimate that in 2019 Bridge will only generate $25 million in revenue while sustaining over $70 million in adjusted free cash flow losses. As we showed you, selling or divesting Bridge would allow the Company to eliminate these losses and effectively unlock the value of Canvas.

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Praesidium repeatedly expressed these views to the Board and we were pleased with the announcements the Company made during its third quarter earnings call on October 28th. Specifically, the Company shared that for the first time it would provide investors with the much-needed clarity of its financials and plans for Instructure’s two distinct businesses during its upcoming December 3rd analyst day. The Company also disclosed that it was engaged in a strategic review of the Bridge business.

We were further encouraged following the Company’s November 14th announcement that it had commenced a review process to explore all strategic alternatives, encompassing both Canvas and Bridge. Based on these public announcements, it was our impression that the Company was evaluating the option of selling Bridge and Canvas to separate sets of buyers as one potential path to maximize shareholder value.

Importantly, following these announcements, we stressed again to the Board that a broad and rigorous process was necessary to maximize shareholder value. In particular, being very concerned about potential conflicts of interest, we advocated in writing for a committee of only independent Board members to run the strategic review process.

Then, on November 26th, only 12 days after the Company’s announcement that it had commenced the review process, the Company approached Praesidium to urgently sign an NDA. After signing this NDA, we learned that Thoma Bravo had been the selected winner of what the Board claimed was a full review process.

The numerous conversations we had with the Board since November 26th have led us to seriously question the independence, transparency, robustness and timeframe of the sales process, which ultimately resulted in a bid that we believe significantly undervalues the Company.

Potential Conflicts of Interest

Praesidium was informed by the Company that the “core team” running the sales process consisted of Chief Executive Officer and director Dan Goldsmith, Executive Chairman (and former CEO) Josh Coates, Chief Legal Officer Matt Kaminer (who is not even a member of the Board) and director Kevin Thompson. Dan Goldsmith and Matt Kaminar, as senior executives of the Company, are clearly not independent, and seem well positioned to benefit from a sale to a firm like Thoma Bravo that tends to keep management in place. Josh Coates, who held the position of CEO less than one year ago, is also not independent according to Institutional Shareholder Services’ (“ISS”) proxy voting guidelines. In addition, the Company has refused to answer whether or not Josh (or any other director for that matter) will roll his equity in the Company under the proposed deal, and we believe

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any potential discussions between Josh and Thoma Bravo regarding this issue would further conflict him.

Importantly, Kevin Thompson, the only director on the “core team” running the sales process who would be considered independent by ISS, also has a potential conflict. He has had significant dealings with Thoma Bravo in his role as President and CEO of SolarWinds, Inc. In October 2015, Kevin worked with Thoma Bravo to take SolarWinds private. Furthermore, Thoma Bravo continues to own over a third of SolarWinds and three Thoma Bravo executives currently serve on SolarWinds’ Board.

It is also notable that Lloyd “Buzz” Waterhouse, the Company’s Lead Independent Director, and the director who has spent by far the most time canvassing shareholder views, was absent from both this “core team” and the official strategic review committee.

Perhaps even more alarming, we have heard deeply concerning reports that CEO Dan Goldsmith has expressed to shareholders his unwillingness to work for certain potential acquirers, which means he may have put his own interests ahead of Instructure shareholders. This is not the first time we have seen this type of behavior from Dan. He hired his own sister as Chief Strategy Officer and may have additional motivation to enrich and protect her as well.

Clearly, the composition of this team is highly inappropriate and considerably undermines the integrity and fairness of the sales process. Each member of the “core team” had a potential conflict of interest in running this process that the Board should have recognized. We believe these conflicting relationships represent a severe misalignment of interests with Instructure shareholders and interfered with the team’s ability to objectively oversee the review process. By its own admission, the Board rejected at least one bid for Instructure in the past year at a price higher than the $47.60 offered by Thoma Bravo. If the Board were truly interested in running a full and fair process to obtain the best price for the benefit of the Company and its shareholders, it should have formed an independent committee of the Board tasked with overseeing this process.

Rushed Process

It also seems quite clear to us that the Company’s sales process was unnecessarily and perhaps even intentionally rushed. A wholesome process, which properly engages both strategic and financial buyers, takes time and patience, neither of which we believe were afforded in this sales process given that less than two weeks transpired between the announced commencement of a full strategic review process on November 14th through November 26th, the day the Company reached out to us to discuss our views on a deal with Thoma Bravo.

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The Company recently filed an 8-K (described in more detail below) in which it claims to have “conducted a comprehensive and deliberate process, lasting eleven months” (emphasis added). We believe this is inconsistent with certain public statements made and actions taken by the Company over the past year, which cast doubt on the validity of such claims. On November 14th, the Company stated in a press release that “[t]he previously scheduled financial analyst day on December 3 has been canceled to allow management and the board to explore these strategic alternatives for the company.” However, if the Company felt the need to cancel the analyst day in order to focus on running a process, why would it have even scheduled an analyst day in the first place if it was actually engaged in a process since January? Casting additional doubt on the validity of the Company’s claimed timeline, Praesidium has learned that multiple interested firms were rebuffed by the Company during this purported review period, including three large, reputable private equity firms. Praesidium understands these firms reached out to the Company only to be turned away under the guise that no process was being conducted by Instructure at that time.

Praesidium also understands that the strategic review committee did not engage a number of large potential acquirers until just a few days before abruptly announcing the results of the review process and agreement with Thoma Bravo. This was nowhere near enough time for these firms to even begin their due diligence on the Company, let alone submit competitive bids, putting them at a severe disadvantage to Thoma Bravo and other buyers that were apparently more preferred by the Board.

Perhaps most egregiously, the announced go-shop period for the deal was ultimately significantly shorter than what was being verbally communicated to Praesidium in the days leading up to the announced agreement. By shortening the go-shop period to a mere 35 days during the busy holiday season, including over Christmas and New Year’s, the Board has further diminished the opportunity for other potential bidders to participate in the process, which in turn diminishes the likelihood of obtaining a superior price for shareholders.

Lack of Transparency and Inconsistent Disclosure

The Company continued its track record of obscuring relevant information from its owners throughout this entire process and continues to do so to the detriment of the Company and its shareholders. Instructure cancelled its analyst day, previously announced for December 3rd, depriving shareholders of the opportunity to evaluate the go-forward plan against any resulting bid. Inexplicably, this would have been the first time shareholders were able to see the details of the two businesses they own broken out separately. Even after executing an NDA with the Company, the Board denied Praesidium any concrete financial information or plan.

In addition, the Board’s description of the deal timeline during discussions with Praesidium explicitly left out any interaction with Thoma Bravo prior to the formal

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sale process. This directly contradicts Dan Goldsmith’s comments on the day of the announced deal, according to a Bloomberg article, that “Instructure has been in discussions with Thoma Bravo since January”. We find this to be an inexcusable omission that could serve no other purpose than to obfuscate the truth.

It is therefore not surprising that the Company’s recent 8-K, which attempts to provide additional information and clarity regarding the sales process and timeline, likewise seems to contradict prior statements made to Praesidium and the investing public at large. The Company claims, for example, that it considered possible transactions involving the Company in January of 2019 (shortly after Dan became CEO) and announced the review process in November of 2019 in order to make it “publicly known” following media rumors, yet the November 14th press release announcing the review process noted that the Company had “commenced” (i.e. began, initiated) a review process in response to interest received from multiple third parties and that the Company had hired J.P. Morgan as its financial advisor (when, according to the 8-K, these events purportedly occurred in early January). The timeline recently disclosed in the 8-K also seems questionable given the previously announced strategic review of the Bridge business in late October. If the Company began exploring alternatives as early as January, then why announce a strategic review of parts of the Company’s business in late October only to announce a review process for the entire company just a few weeks later? Rather than clarify the sales process and timeline, the Company’s recent 8-K disclosure has raised additional questions and causes us to question the genuineness of the Company’s current and/or prior disclosure regarding its strategic plans for the Company.

These concerning issues, along with the Board’s multiple attempts to pressure Praesidium with exploding deadlines to sign an NDA and voting agreement in connection with the proposed deal, have led us to believe that the Board’s real motive for reaching out to us in November was to try to coerce us into backing the deal with either a voting agreement or public statement as opposed to allowing us to make an informed decision on the deal, which would require time and detailed information.

Unfortunately, we were given neither time nor the information we requested and as such, we did not sign a voting agreement or otherwise publicly support the deal. And in fact, due to our growing concerns over the potentially flawed and conflicted process and the resulting bid that we feel undervalues the Company, Praesidium believes the proposed deal is not in the best interests of shareholders and intends to vote against the deal as it is currently presented.

We strongly encourage the Board to consider all available avenues for achieving a better outcome for the Company and its shareholders. To that end, we implore the Board to form a new and truly independent strategic review committee to ensure going forward that any decisions made and/or actions taken in connection with the

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proposed deal are made with the best interests of shareholders in mind at all times. This committee’s first priority should be seeking to extend and open the sales process further, including but not limited to requesting and/or negotiating an extension of the go-shop period.

It is incumbent upon the Board to promote and protect the best interests of its shareholders and we reserve the right to take any actions that we deem necessary to hold this Board accountable if shareholders’ interests are not appropriately represented in the boardroom.

Sincerely,

Praesidium Investment Management Company, LLC

56. Similarly, Rivulet Capital, which owns approximately 5.23% of the Company’s outstanding shares, has also expressed that the deal is “too cheap and too hurried,” and that Rivulet “strongly oppose the proposed going-private transaction,” as it “significantly undervalues the Company.”

57. Oberndorf Chairman William Oberndorf, whose firm owns a 3.8% stake in Instructure, stated, “[t]he number of large, long-term, diligent shareholders which have expressed opposition to the proposed merger speaks for itself,” “The management and the board have lost the trust of shareholders and now face the prospect of a failed shareholder vote.”

58. In a December 4, 2019 letter to the Company, Lateef Investment Management’s chief investment officer, Quoc Tran, said “[w]e are not supportive of this deal and will vote against it;” he has had concerns about the Company’s governance, including the hiring of Goldsmith’s sister as chief strategic officer in May. Tran also took issue with Goldsmith’s management of the company, including its money-losing Bridge business. “Dan Goldsmith staying on as CEO seems like a conflict of interest where he’s putting his own interests ahead of shareholders,” Tran said. “We don’t think Dan has done a good job with Bridge and this deal rewards him rather than hold him accountable.”

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59. Accordingly, the Proposed Transaction will allow Thoma Bravo to purchase Instructure at an unfairly low price while availing itself of Instructure’s significant value and upside or long-term potential.

Potential Conflicts of Interest

60. The substantial interests of the Individual Defendants and other Company insiders themselves cannot be ignored. Notably, Company insiders, including the Individual Defendants, currently own large, illiquid portions of Company stock that will be exchanged for significant amounts of money upon the consummation of the Proposed Transaction. Notably, Defendant Coates stands to make more than $105 million upon the consummation of the Proposed Transaction.

61. In addition, pursuant to the Merger Agreement, as a consequence of the Merger, each outstanding and unvested Company option and/or restricted stock will automatically vest and/or be converted into the right to receive cash or stock in certain amounts. As a result, the Individual Defendants will receive immediate lump sum cash payments in exchange for their (collective) thousands of currently illiquid Instructure options and restricted stock.

62. Director Defendants and other Company insiders will receive cash in exchange for their large illiquid blocks of Instructure shares and unvested stock awards as follows:

Name	Shares (#)(1)	Shares ($)	Company Options (#)(2)	Company Options ($)	Company RSUs (#)(3)	Company RSUs ($)	Total ($)
Daniel T. Goldsmith	70,346	3,348,470	97,228	461,833	453,741	21,598,072	25,408,374
Steven B. Kaminsky	189,046	8,998,590	47,616	893,400	173,054	8,237,370	18,129,360
Matthew A. Kaminer	49,349	2,349,012	117,767	3,582,088	101,603	4,836,303	10,767,403
Marta DeBellis	1,338	63,689	—	—	87,745	4,176,662	4,240,351
Frank Maylett	587	27,941	—	—	75,854	3,610,650	3,638,592
Joshua L. Coates	2,216,041	105,483,552	—	—	8,115	386,274	105,869,826
Steven A. Collins	4,161	198,064	42,923	1,833,885	4,162	198,111	2,230,060
William M. Conroy	116,801	5,559,728	—	—	8,115	386,274	5,946,002
Ellen Levy	21,439	1,020,496	—	—	8,115	386,274	1,406,770
Kevin Thompson	13,420	638,792	—	—	4,162	198,111	836,903

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Lloyd G. Waterhouse	52,436	2,495,954	—	—	8,115	386,274	2,882,228

63. Moreover, certain employment agreements with certain Instructure executives, entitle such executives to severance packages should their employment be terminated under certain circumstances. These packages are significant, and will grant each director or officer entitled to them millions of dollars, compensation not shared by Instructure’s common stockholders as follows:

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Daniel T. Goldsmith	473,000	22,059,905	20,490	22,553,395
Steven B. Kaminsky	272,250	9,130,771	10,706	9,413,727
Matthew A. Kaminer	248,250	8,418,391	15,368	8,682,009
Marta DeBellis	243,750	3.132,497	15,368	3,391,614
Frank Maylett	165,000	902,663	15,368	1,083,030

	1,402,250	43,644,225	77,300	45,123,775

64. Based on the above, the Proposed Transaction is the product of an unfair and inadequate sales process conducted by the Board and Company insiders with an eye to personal compensation and in breach of its fiduciary duties and which fails to maximizer stockholder value.

Preclusive Deal Mechanisms

65. The Merger Agreement contains certain provisions that unfairly favor Thoma Bravo by making an alternative transaction either prohibitively expensive or otherwise impossible. For example, the Merger Agreement contains a termination fee provision that requires Instructure to pay up to $63,540,700.00 to Thoma Bravo if the Merger Agreement is terminated under certain circumstances ($29,326,500 if the Superior Proposal is with respect to the entry into a definitive acquisition agreement prior to January 9, 2020 with an Excluded Party, as defined in the Merger Agreement).

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66. The termination fee payable under this provision will make the Company that much more expensive to acquire for potential purchasers, while resulting in a corresponding decline in the amount of consideration payable to Instructure stockholders.

67. Additionally, the Merger Agreement also contains a “No Solicitation” provision that, after a brief go-shop period, restricts Instructure from considering alternative acquisition proposals by, inter alia, constraining Instructure’s ability to solicit or communicate with potential acquirers.

68. With respect to the go-shop period, on January 9, 2020, the Company issued a press release indicating that it (and its representatives), approached “24 potential buyers during the go- shop period to determine their interest in exploring a potential transaction with Instructure, including 9 parties with whom Instructure had discussed a potential strategic transaction prior to the execution of the merger agreement.” Not surprisingly, in light of the significant termination fee, no party submitted an alternative proposal.

69. Moreover, the Merger Agreement further reduces the possibility of a topping offer from an unsolicited purchaser. Defendants agreed to provide the Instructure information in order to match any other offer, thus providing the Thoma Bravo access to the unsolicited bidder’s financial information and giving the Thoma Bravo the ability to top the superior offer. Thus, a rival bidder is not likely to emerge with the cards stacked so much in favor of the Thoma Bravo.

70. Accordingly, the Company’s true value is compromised by the consideration offered in the Proposed Transaction, and the Proposed Transaction is the product of the Board’s breaches of fiduciary duty.

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The Materially Misleading and/or Incomplete Proxy

71. On January 2, 2020, Instructure filed with the SEC a materially misleading and incomplete Proxy that failed to provide the Company’s stockholders with material information and/or provides them with materially misleading information critical to the total mix of information available to the Company’s stockholders concerning the financial and procedural fairness of the Proposed Transaction, thus exacerbating and continuing the Board’s breaches of fiduciary duty.

Omissions and/or Material Misrepresentations Concerning the Sales Process Leading Up to the Proposed Transaction

72. Specifically, the Proxy fails to provide material information concerning the process conducted by the Company and the events leading up to the Proposed Transaction. In particular, the Proxy fails to disclose the following:

a.	Why three separate committees were created to run the sales process;

b.	The specific powers and ultimate authority of each of the “Advisory Committee,” the “Strategic Actions Committee,” and the “Transaction Committee;”

c.	The specific basis for the inclusion of Defendant Coates/Defendant Goldsmith on all three of the “Advisory Committee”, the “Strategic Actions Committee”, and/or the “Transaction Committee.”

d.

The nature of any specific standstill restrictions arising out of the terms of any of the non-disclosure agreements entered into between Instructure on the one hand and various interested third parties, including Thoma Bravo, on the other, and if the terms of any included “don’t-ask, don’t-waive” provisions or

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standstill provisions in any such agreements, and if so, the specific conditions, if any, under which such provisions would fall away.

e.	The specific differences that may exist between the various non-disclosure agreements entered into between Instructure and any interested third parties.

Omissions and/or Material Misrepresentations Concerning Instructure’s Financial Projections

73. The Proxy fails to provide material information concerning financial projections provided by Instructure’s management and relied upon by the Financial Advisor J.P Morgan in its analyses. The Proxy discloses management-prepared financial projections for the Company which are materially misleading. The Proxy indicates that in connection with the rendering of J.P. Morgan’s fairness opinion, Citi “reviewed certain internal financial analyses and forecasts prepared by the management of Instructure relating to its business.” Accordingly, the Proxy should have, but fails to provide, certain information in the projections that Instructure’s management provided to the Board and J.P. Morgan. Courts have uniformly stated that “projections … are probably among the most highly-prized disclosures by investors. Investors can come up with their own estimates of discount rates or [] market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-03 (Del. Ch. 2007).

74. With respect to “Management Projections in the 35% long-term EBTIDA margin case”, the Proxy fails to provide material information concerning the financial projections prepared by Instructure management. Specifically, the Proxy fails to disclose material line items for Non- GAAP metrics.

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75. Specifically, the Proxy provides non-GAAP financial metrics, but fails to disclose all line items to calculate the following:

a.	Adjusted EBITDA, including -

i.	Interest;

ii.	Tax;

iii.	Depreciation and amortization; and

iv.	Stock-based compensation expense.

b.	Unlevered Free Cash Flow, including -

i.	Estimated tax expense;

ii.	Property and equipment capital expenditures;

iii.	Internal-use software capital expenditures;

iv.	Change in net working capital and interest income; and

v.	After tax impact of stock-based compensation expense.

76. With respect to “Management Projections in the 40% long-term EBTIDA margin case,” the Proxy fails to provide material information concerning the financial projections prepared by Instructure management. The Proxy fails to disclose material line items for Non-GAAP metrics

77. Specifically, the Proxy provides non-GAAP financial metrics, but fails to disclose all line items to calculate the following:

a.	Adjusted EBITDA, including -

i.	Interest;

ii.	Tax;

iii.	Depreciation and amortization; and

iv.	Stock-based compensation expense.

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b.	Unlevered Free Cash Flow, including -

i.	Estimated tax expense;

ii.	Property and equipment capital expenditures;

iii.	Internal-use software capital expenditures;

iv.	Change in net working capital and interest income; and

v.	After tax impact of stock-based compensation expense.

78. The Proxy also fails to disclose a reconciliation for all Non-GAAP to GAAP metrics.

79. This information is necessary to provide Company stockholders a complete and accurate picture of the sales process and its fairness. Without this information, stockholders were not fully informed as to Defendants’ actions, including those that may have been taken in bad faith, and cannot fairly assess the process.

80. Without accurate projection data presented in the Proxy, Plaintiff and other stockholders of Instructure are unable to properly evaluate the Company’s true worth, the accuracy of the Financial Advisors’ financial analyses, or make an informed decision whether to vote their Company stock in favor of the Proposed Transaction.

Omissions and/or Material Misrepresentations Concerning the Financial Analyses Made by J.P. Morgan

81. The Proxy describes J.P. Morgan’s fairness opinion and the various valuation analyses performed to render such opinion. However, the descriptions fail to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, confirm the valuations or evaluate the fairness opinion.

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82. With respect to the Public Trading Multiples Analysis, the Proxy fails to disclose:

a.	The objective selection criteria and inputs and assumptions for each of the selected companies

83. With respect to the Selected Transaction Analysis, the Proxy fails to disclose:

a.	The objective selection criteria and inputs and assumptions for each of the selected transactions;

b.	The dates the transactions closed;

c.	The monetary value of each transaction;

84. With respect to the Equity Research Analyst Price Targets Analysis, the Proxy fails to disclose:

a.	The price targets and sources thereof.

85. With respect to the Discounted Cash Flow Analysis, the Proxy fails to disclose:

a.	The specific inputs and assumptions used and basis for to calculate a perpetual growth rate range of 2.5% to 3.5%

b.	The specific inputs and assumptions used to calculate the discount rate range of 9.50% to 11.50%, including

i.	Instructure’s weighted average cost of capital; and

c.	The specific inputs and assumptions used to calculate free cash flows

86. Without the omitted information identified above, Instructure’s public stockholders are missing critical information necessary to evaluate whether the proposed consideration truly maximizes stockholder value and serves their interests. Moreover, without the key financial information and related disclosures, Instructure’s public stockholders cannot gauge the reliability

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of the fairness opinions and the Board’s determination that the Proposed Transaction is in their best interests.

FIRST COUNT

Breach of Fiduciary Duty

Against the Individual Defendants

87. Plaintiff repeats all previous allegations as if set forth herein.

88. As alleged herein, Defendants have initiated a process to sell Instructure in a transaction that undervalues the Company. The Individual Defendants are privy to non-public information concerning the Company that the public stock stockholders are not; thus, there exists a fiduciary duty to protect these stockholders. Defendants have failed to sufficiently inform themselves of Instructure’s value, or have disregarded the true value of the Company. Furthermore, the Individual Defendants have agreed to onerous deal protection devices that discourage any alternate acquirer from coming forward in the face of the knowledge that Thoma Bravo can block the purchase.

89. As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiff and the other members of the Class, and will further a process that inhibits the maximization of stockholder value and the disclosure of material information.

90. Plaintiff and the members of the Class have no adequate remedy at law.

SECOND COUNT

Aiding and Abetting the Board’s Breaches of Fiduciary Duty

Against Defendant Instructure

91. Plaintiff repeats all previous allegations as if set forth herein.

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92. Defendant Instructure knowingly assisted the Individual Defendants’ breaches of fiduciary duty in connection with the Proposed Transaction, which, without such aid, would not have occurred.

93. As a result of this conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

94. Plaintiff and the members of the Class have no adequate remedy at law.

THIRD COUNT

Violations of Section 14(a) of the Exchange Act

Against All Defendants

95. Plaintiff repeats all previous allegations as if set forth in full herein.

96. Defendants have disseminated the Proxy with the intention of soliciting stockholders to vote their shares in favor of the Proposed Transaction.

97. Section 14(a) of the Exchange Act requires full and fair disclosure in connection with the Proposed Transaction. Specifically, Section 14(a) provides that:

It shall be unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the [SEC] may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.

98. As such, SEC Rule 14a-9, 17 C.F.R. 240.14a-9, states the following:

No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact

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necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

99. The Proxy was prepared in violation of Section 14(a) because it is materially misleading in numerous respects and omits material facts, including those set forth above. Moreover, in the exercise of reasonable care, Defendants knew or should have known that the Proxy is materially misleading and omits material facts that are necessary to render them non- misleading.

100. The Individual Defendants had actual knowledge or should have known of the misrepresentations and omissions of material facts set forth herein.

101. The Individual Defendants were at least negligent in filing a Proxy that was materially misleading and/or omitted material facts necessary to make the Proxy not misleading.

102. The misrepresentations and omissions in the Proxy are material to Plaintiff and the Class, and Plaintiff and the Class will be deprived of their entitlement to decide whether to vote their shares in favor of the Proposed Transaction on the basis of complete information if such misrepresentations and omissions are not corrected prior to the stockholder vote regarding the Proposed Transaction.

FOURTH COUNT

Violations of Section 20(a) of the Exchange Act

Against The Individual Defendants

103. Plaintiff repeats all previous allegations as if set forth in full herein.

104. The Individual Defendants were privy to non-public information concerning the Company and its business and operations via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and

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Board meetings and committees thereof and via reports and other information provided to them in connection therewith. Because of their possession of such information, the Individual Defendants knew or should have known that the Proxy was materially misleading to Company stockholders.

105. The Individual Defendants were involved in drafting, producing, reviewing and/or disseminating the materially false and misleading statements complained of herein. The Individual Defendants were aware or should have been aware that materially false and misleading statements were being issued by the Company in the Proxy and nevertheless approved, ratified and/or failed to correct those statements, in violation of federal securities laws. The Individual Defendants were able to, and did, control the contents of the Proxy. The Individual Defendants were provided with copies of, reviewed and approved, and/or signed the Proxy before its issuance and had the ability or opportunity to prevent its issuance or to cause it to be corrected.

106. The Individual Defendants also were able to, and did, directly or indirectly, control the conduct of Instructure’s business, the information contained in its filings with the SEC, and its public statements. Because of their positions and access to material non-public information available to them but not the public, the Individual Defendants knew or should have known that the misrepresentations specified herein had not been properly disclosed to and were being concealed from the Company’s stockholders and that the Proxy was misleading. As a result, the Individual Defendants are responsible for the accuracy of the Proxy and are therefore responsible and liable for the misrepresentations contained herein.

107. The Individual Defendants acted as controlling persons of Instructure within the meaning of Section 20(a) of the Exchange Act. By reason of their position with the Company, the Individual Defendants had the power and authority to cause Instructure to engage in the wrongful conduct complained of herein. The Individual Defendants controlled Instructure and all of its

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employees. As alleged above, Instructure is a primary violator of Section 14 of the Exchange Act and SEC Rule 14a-9. By reason of their conduct, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief, in her favor and in favor of the Class, and against the Defendants, as follows:

A. Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying her counsel as Class counsel;

B. Preliminarily and permanently enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction on the terms presently contemplated;

C. To the extent the Proposed Transaction is consummated before entry of this Court’s judgment, rescinding it and setting it aside or awarding rescissory damages;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees and expenses; and

E. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

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Dated: January 14, 2020	COOCH AND TAYLOR, P.A.

/s/ Blake A. Bennett
Blake A. Bennett (#5133)
The Nemours Building
1007 N. Orange Street, Suite 1120
Wilmington, DE 19801
(302) 984-3800
Email: bbennett@coochtaylor.com

Attorney for Plaintiff

OF COUNSEL:

BRODSKY & SMITH, LLC

Marc L. Ackerman

Ryan P. Cardona

Two Bala Plaza, Suite 510

Bala Cynwyd, PA 19004

Telephone: (610) 667-6200

Facsimile: (610) 667-9029

Email: mackerman@brodskysmith.com

Email: rcardona@brodskysmith.com

Attorneys for Plaintiff